Exhibit (d)(2)

LIMITED GUARANTY

Limited Guaranty, dated as of July 8, 2009 (this “Limited Guaranty”) by LAB Holdings LLC (the “Guarantor”) in favor of Life Sciences Research, Inc., a Maryland corporation (the “Guaranteed Party”).  Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”) among Lion Holdings Inc. (the “Parent”), Lion Merger Corp. (“Merger Sub”) and the Guaranteed Party, dated as of the date hereof.  Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement.

1. Limited Guaranty.  The Guarantor hereby irrevocably and unconditionally guarantees to the Guaranteed Party, but only up to the Maximum Amount (as defined below), the payment by the Parent of its obligations (the “Guaranteed Obligations”) to the Guaranteed Party arising under Sections 8.5(c) or 8.5(d), as applicable of the Merger Agreement.  The maximum aggregate liability of the Guarantor hereunder shall not exceed $4,460,000 (the “Maximum Amount”), and the Guaranteed Party hereby agrees that the Guarantor shall in no event be required to pay more than the Maximum Amount under or in respect of this Limited Guaranty.

2. Terms of Limited Guaranty.

(a) This Limited Guaranty is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guaranty, irrespective of whether any action is brought against the Parent or whether the Parent is joined in any such action or actions.

(b) The Guarantor agrees that the obligations of the Guarantor hereunder shall to the fullest extent permitted by applicable Law be absolute and unconditional irrespective of, and shall not be released or discharged, in whole or in part, or otherwise affected by:  (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or any other person interested in the transactions contemplated by the Merger Agreement; (b) any change or extension in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (c) the addition, substitution or release of any entity or other person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent or any other person or entity interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any-other person or entity interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, whether in connection with the Guaranteed Obligations or otherwise or (g) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations.

(c) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guaranty or acceptance of this Limited Guaranty.  The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between the Parent or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty.  When pursuing its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against the Parent or any other person or entity for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from the Parent or any such other person or entity or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of the Parent or any such other person or entity or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

(d) Notwithstanding any other provision of this Limited Guaranty, the Guaranteed Party hereby agrees that any failure of the Guaranteed Party to comply with the terms of the Merger Agreement, including without limitation any breach by it of the representations and warranties contained therein or in any of the agreements, certificates and other documents required to be delivered by it pursuant to the terms of the Merger Agreement (whether such breach results from fraud, intentional misrepresentation or otherwise), which would relieve the Parent or Merger Sub of its obligations under such Merger Agreement shall likewise relieve the Guarantor of its obligations under this Limited Guaranty with respect to such Merger Agreement.

(e) The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein.

(f) Without the prior written consent of the Guaranteed Party (in its sole discretion), until the earlier of (x) the payment in full of the Guaranteed Obligations and (y) the termination of the Guaranteed Obligations pursuant to Section 5 hereof, the Guarantor shall not pay any dividends, distributions or other payments in respect of its equity interests or otherwise make any payments to any Person except (A) the payment of the Guaranteed Obligations and (B) the payment of the expenses of Progress Funding and Anchor Sub Funding Sarl pursuant to the terms of the Sponsor Letter dated as of the date hereof between Guarantor, Progress Funding and Anchor Sub Funding Sarl.

3. Sole Remedy.  The Guaranteed Party acknowledges and agrees that the sole asset of the Parent is cash in a de minimis amount and that no additional funds are expected to be contributed to the Parent unless the Closing occurs.  The Guaranteed Party further agrees that it has no right of recovery against the Guarantor; any former, current or future, direct or indirect director, officer, employee, agent, representative, advisor or affiliate of the Guarantor; any former, current or future, direct or indirect holder of any debt or equity interests or other securities of the Guarantor (whether such holder is a limited or general partner, member, stockholder or otherwise); any former, current or future assignee of the Guarantor; or any former, current or future director, officer, employee, agent, representative, advisor, affiliate, general or limited partner, manager, member, stockholder or assignee of any of the foregoing (each such person or entity, a “Related Person”) through the Parent or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of the Parent against the Guarantor or any Related Person, or otherwise, except for its rights against the Guarantor under this Limited Guaranty; provided, however, that in the event the Guarantor (a) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (b) transfers or conveys all or a substantial portion of its properties and other assets to any Person, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statue, regulation or other applicable Law, against such continuing or surviving entity or such Person, as the case may be, but only to the extent of the liability of the Guarantor hereunder.  Recourse against the Guarantor under this Limited Guaranty shall be the sole and exclusive remedy of the Guaranteed Party and all of its affiliates against the Guarantor and any Related Person (other than against the Parent or Merger Sub) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby.  The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Related Person except for claims of the Guaranteed Party against the Guarantor (or its assigns) under this Limited Guaranty.

4. Subrogation.  The Guarantor will not exercise any rights of subrogation or contribution, whether arising by contract or operation of Law (including without limitation any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been paid in full.

5. Termination.  The obligations of the Guarantor under this Limited Guaranty shall terminate forthwith upon the first to occur of (i) consummation of the Closing under the Merger Agreement, (ii) the time at which all amounts payable by the Guarantor under this Limited Guaranty shall be paid in full, (iii) 30 days after the termination of the Merger Agreement in accordance with the terms thereof or (iv) if the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement, upon such termination; provided that it is hereby acknowledged and agreed that upon the termination of this Limited Guaranty pursuant to the final sentence of Section 8.1 of the Merger Agreement pursuant to this clause (iv), the Guarantor shall be required to pay and satisfy the obligations of Parent and Merger Sub under the Merger Agreement in connection with the termination of the Merger Agreement pursuant to the final sentence of Section 8.1, and the Guaranteed Party shall be deemed to have made a claim hereunder with respect thereto prior to such termination.  In the event that the Guaranteed Party or any of its affiliates asserts in any litigation relating to this Limited Guaranty that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Maximum Amount or the provisions of Section 3 hereof are illegal, invalid or unenforceable in whole or in part, the obligations of the Guarantor under this Limited Guaranty shall terminate forthwith and shall thereupon be null and void.  Notwithstanding the foregoing, if a claim hereunder has been made prior to the date of termination of this Limited Guaranty, the Guarantor’s obligations hereunder shall survive such termination until such claim is finally satisfied in accordance with Section 12 hereof or otherwise conclusively resolved by an agreement of the parties hereto.

6. Continuing Guaranty.  Except to the extent terminated pursuant to the provisions of Section 5 hereof, this Limited Guaranty is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon, inure to the benefit of, and be enforceable by the Guarantor, its successors and assigns, and shall be binding upon, inure to the benefit of, and be enforceable by the Guaranteed Party and its respective successors, transferees and assigns.  All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7. Representations and Warranties.  The Guarantor hereby represents and warrants to the Guaranteed Party that (a) it is duly organized and in good standing under the laws of the State of Delaware, and has all limited liability company power and authority to execute, deliver and perform this Limited Guaranty except where the failure to be so organized or to have such power and authority, are not, individually or in the aggregate, reasonably expected to prevent or materially impair the ability of the Guarantor to perform this Limited Guaranty; (b) the execution, delivery and performance of this Limited Guaranty by the Guarantor has been duly and validly authorized and approved by all necessary limited liability company action, and no other proceedings or actions on the part of the Guarantor are necessary therefor; (c) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Guarantor in accordance with its terms; subject to the Bankruptcy and Equity Exception, (d) the execution, delivery and performance by the Guarantor of this Limited Guaranty do not and will not (i) violate the organizational documents of the Guarantor, (ii) violate, or require any notice to or filing with or approval under, any applicable Law or judgment except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected  to prevent or materially impair the ability of the Guarantor to perform this Limited Guaranty or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any agreement, contract or document to which the Guarantor is a party that would, individually or in the aggregate, reasonably be expected  to prevent or materially impair the ability of the Guarantor to perform this Limited Guaranty; and (e) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill its Guaranteed Obligations under this Limited Guaranty shall be available to the Guarantor for so long as the Guarantor’s obligations shall remain in effect in accordance with Section 5 hereof.

8. Entire Agreement.  This Limited Guaranty constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, between Guarantor or any of its affiliates, on the one hand, and the Guaranteed Party or any of its affiliates, on the other hand.

9. Amendments and Waivers.  No amendment or waiver of any provision of this Limited Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof.

       10. Counterparts.  This Limited Guaranty may be executed in one or more counterparts and by facsimile or in “portable document format”, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

11. Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile to the address or facsimile number provided by the parties to each other party in writing.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

12. Governing Law; Arbitration

(a) THIS LIMITED GUARANTY SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

(b) All disputes, controversies or claims based on, arising out of or relating to this Limited Guaranty or the breach, termination or validity thereof (“Disputes”) shall be resolved exclusively according to the procedures set forth in this Section 12 through binding arbitration pursuant to the Commercial Arbitration Rules and the Procedures for Complex Cases of the American Arbitration Association (“AAA”) then in effect (the “Rules”):

(i) The arbitration demand shall be delivered to the AAA and respondents in accordance with the Rules. A single, neutral arbitrator shall be selected by the joint agreement of all the parties, but if they do not so agree within fifteen (15) days of receipt by respondent(s) of a copy of the arbitration demand, the following procedures shall apply.  Each party shall appoint one neutral and impartial arbitrator within thirty (30) days of receipt by respondent of a copy of the demand for arbitration, and the arbitrators so appointed shall appoint an arbitrator within fifteen (15) days of the appointment of the final arbitrator, who shall serve as the arbitrator of the Dispute.  Any arbitrators not timely selected shall be appointed by the AAA in accordance with the Rules.  Any arbitrator appointed by the AAA shall be a practicing attorney admitted for at least fifteen (15) years, with significant experience as an arbitrator of large, complex commercial cases, or be a retired federal judge.  In addition, if practicable, any arbitrator appointed by the AAA shall have experience with mergers and acquisitions involving public companies.  The arbitrator shall have a conference with the parties within ten (10) days of appointment and shall design and implement a schedule for the prompt and fair adjudication of the Dispute.  The hearing shall be held as soon as possible, if practicable, no later than ninety (90) days after the appointment of the arbitrator.  The arbitrator may extend any time limit contained herein for good cause shown.  The award of the arbitrator shall be made in a written opinion.

(ii) This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding on the parties and there shall be no right of appeal therefrom, except in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. § 1, et seq.  The arbitrator shall be instructed to adhere to and be bound by the terms of this Limited Guaranty (including, without limitation, provisions relating to confidentiality) and Maryland law and may not limit, expand or otherwise modify the terms of this Limited Guaranty.  The arbitrator shall be empowered to (a) determine the scope of his jurisdiction and all questions relating to the amenability of a Dispute to arbitration under this Limited Guaranty, whether or not arbitration is the exclusive method of dispute resolution, and the authority of the arbitrator to make any award, and (b) award equitable relief of any nature, including, without limitation, the types of remedies described elsewhere in this Section 12.

(iii) Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof, and if the award of the arbitrator includes equitable relief, the judgment may include an order or injunction for such equitable relief.

(iv) Each party’s costs and expenses of arbitration, including attorneys’ fees and expenses of the arbitrator, shall be borne entirely by that party; however, at the discretion of the arbitrator, all or a portion of the prevailing party’s costs and expenses (including reasonable attorneys’ fees) shall be reimbursed to it by the non-prevailing party or parties; provided, that the maximum amount payable by Parent or Company in respect of the foregoing reimbursement of expenses plus the payment of any fees and expenses pursuant to Section 8.5 or this Limited Guaranty shall not exceed the amount of the Intentional Breach Fee.  The arbitrator shall not be permitted to award punitive or similar non-compensatory damages under any circumstances.

(v) The place of arbitration shall be New York, New York.  The language of the arbitration shall be English.

13. Assignment. Neither this Limited Guaranty nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.

14. Severability.  If any term or other provision of this Limited Guaranty is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions, terms and provisions of this Limited Guaranty shall nevertheless remain in full force and effect; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.  No party hereto shall assert, and each party shall cause its respective affiliates not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.

15. Headings.  The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guaranty as of the date first set forth above.

GUARANTOR:	LAB HOLDINGS LLC

_________________________________
Name:
Title:

GUARANTEED PARTY:	LIFE SCIENCES RESEARCH, INC.

By: ____________________________
Name:
Title:

                                                                                                                                          Limited Guaranty